GNC Holdings, Inc. Reports Third Quarter 2017 Results

•	Reported third quarter diluted EPS of $0.31 and on an adjusted basis, EPS of $0.32

•	Positive same store sales of 1.3% in the third quarter with the third consecutive quarter of transaction growth, up 12.4%

•	9.6 million members currently enrolled in the loyalty programs

•	Supply chain optimization drives approximately $40 million reduction to inventory at September 30, 2017 compared with June 30, 2017

PITTSBURGH, October 26, 2017 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $609.5 million in the third quarter of 2017, compared with consolidated revenue of $628.0 million in the third quarter of 2016.

Same store sales increased 1.3% in domestic company-owned stores (including GNC.com sales) in the third quarter of 2017. In domestic franchise locations, same store sales decreased 1.7%.

For the third quarter of 2017, the Company reported net income of $21.5 million compared with $32.4 million in the prior year quarter. Diluted earnings per share ("EPS") was $0.31 for the third quarter of 2017 compared with $0.47 in the prior year quarter. Adjusted EPS was $0.32 and $0.59 in the three months ended September 30, 2017 and 2016, respectively. The impact of hurricanes Harvey, Irma and Maria are estimated to have resulted in a $0.02 reduction to Adjusted EPS in the quarter ended September 30, 2017.

“GNC made good progress in the third quarter, retuning to positive same store sales. Transactions, the e-commerce business and enrollment in our new loyalty programs continued to improve, and it is clear that our strengthened model is creating a solid foundation for growth,” said Ken Martindale, chief executive officer. “This year, the team laid a strong foundation for us to build upon. Going forward, we will continue to focus on growing sales and on giving customers innovative, highly differentiated products and experiences.”

"After spending time over the past few weeks with Ken, I am more confident than ever that we have the right person to lead the GNC team in the execution of the One New GNC strategy while adjusting as necessary to deliver the optimum results for our shareholders," said Bob Moran, Chairman of the Board of Directors.

Key Updates

•	Transaction growth continued in the third quarter, up 12.4%, resulting in positive same store sales of 1.3%.

•	As of October 25, 2017, 9.6 million consumers had joined the Company's loyalty programs, of which approximately 585,000 were enrolled in the PRO Access membership.

•	As an element of the Company's omnichannel strategy, early in 2017, the Company launched a GNC storefront on Amazon which continues to exceed the Company's expectations.

•	Supply chain focus in 2017 reduced overall enterprise inventory including lower weeks of supply while maintaining in-stocks.

•
The Company continues to take steps to improve the customer experience through technology to make it easier for store associates to engage with the customer. For example, the tablets can now be used by store associates to enroll customers into the loyalty programs and facilitate product recommendations supporting customer regimens.

Sale of Lucky Vitamin

In order for the Company to focus on its strategic plan around the One New GNC, it completed an asset sale of Lucky Vitamin on September 30, 2017 for $7.1 million, resulting in a loss of $1.7 million. The proceeds were received in October 2017. Excluding this loss on sale and $19.4 million of long-lived asset impairments recorded in the second quarter of 2017, Lucky Vitamin revenue and operating loss was $66.2 million and $0.1 million in the nine months ended September 30, 2017, respectively, of which $20.8 million and $0.1 million relates to the third quarter of 2017.

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $18.4 million, or 3.5%, to $507.1 million for the three months ended September 30, 2017 compared with $525.5 million in the prior year quarter. E-commerce sales were 10.2% of U.S. and Canada revenue in the quarter ended September 30, 2017 compared with 8.2% in the prior year quarter. GNC.com sales were up 41.9% for the three months ended September 30, 2017 as we anniversary significant changes in our e-commerce pricing and promotion strategy in August 2016, which eliminated channel conflict and bulk sales. These changes allowed GNC to successfully launch on Amazon in January 2017 and position the Company for meaningfully positive same store e-commerce sales again in the fourth quarter. In addition, the recently completed re-platforming of the website from a third-party to a cloud-based solution provides more flexibility and control for new features and enhancements including advanced personalization capability, improved merchandising and opportunity for omnichannel expansion, which is creating the ability to better optimize the e-commerce business.

The decrease in revenue compared with the prior year quarter was primarily due to the discontinuation of the Gold Card Member Pricing program in the U.S. and the introduction of the Company’s new loyalty programs, which resulted in lower revenue of $12.0 million, and a decrease in sales to franchisees of $7.5 million, partially offset by an increase in same store sales of 1.3% for company-owned stores, including GNC.com.

Operating income decreased $35.6 million to $29.7 million for the three months ended September 30, 2017 compared with $65.3 million for the same period in 2016. Excluding non-cash impairment charges, the loss on the sale of Lucky Vitamin and gains on refranchising as detailed in the table below, operating income was $35.1 million in the current quarter or 6.9% of segment revenue compared with $68.0 million in the prior year quarter or 13.0% of segment revenue. The decrease in operating income rate compared with the prior year quarter was primarily due to lower domestic retail product margin rate resulting from the impact of loyalty program changes associated with the One New GNC, expense deleverage associated with lower sales, higher salaries and benefits of $5.2 million and higher marketing expense of $1.8 million related to incremental online advertising.

International

Revenues in the International segment increased $8.0 million, or 19.3%, to $49.1 million in the current quarter compared with $41.1 million in the prior year quarter. Revenues from the China business increased by $4.8 million in the current quarter compared with the prior year quarter and revenues from international franchisees increased by $2.8 million.

Operating income increased $2.1 million, or 14.3%, to $16.8 million for the three months ended September 30, 2017 compared with $14.7 million in the prior year quarter. Operating income was 34.2% of segment revenue in the current quarter compared with 35.7% in the prior year quarter.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $8.0 million, or 13.1%, to $53.3 million for the three months ended September 30, 2017 compared with $61.3 million in the prior year quarter. Third-party contract manufacturing sales decreased $5.4 million, or 14.9%, to $31.2 million for the three months ended September 30, 2017 compared with $36.6 million in the prior year quarter primarily due to lower demand associated with decreased sales for certain customers. Sales to wholesale partners decreased $2.6 million, or 10.5% from $24.7 million in the prior year quarter to $22.1 million in the current quarter primarily due to lower demand from certain customers and the termination of Drugstore.com that occurred in September 2016. Intersegment sales increased $5.0 million from $53.0 million in the prior year quarter to $58.0 million in the current quarter reflecting the Company's increasing focus on proprietary products.

Operating income increased $2.1 million, or 12.1%, to $19.5 million for the three months ended September 30, 2017 compared with $17.4 million in the prior year quarter, and as a percentage of segment revenue was 17.5% and 15.2%, respectively, primarily due to higher intersegment sales, which resulted in favorable manufacturing variances.

Year-to-Date Performance

For the first nine months of 2017, the Company reported consolidated revenue of $1,895.3 million, a decrease of 3.8% compared with consolidated revenue of $1,970.1 million for the first nine months of 2016. Revenue decreased 4.0% and 10.3% in the U.S. and Canada and Manufacturing / Wholesale (excluding intersegment sales) segments, partially offset by an increase of 9.1% in the International segment.

For the nine months ended September 30, 2017, the Company reported net income of $61.0 million, compared with net income of $147.2 million for the nine months ended September 30, 2016 and EPS of $0.89 and $2.10, respectively. Adjusted EPS was $1.10 in the nine months ended September 30, 2017 compared with $2.07 in the nine months ended September 30, 2016.

Operating Metrics

As of September 30, 2017, the Company had 3,468 corporate stores in the U.S. and Canada, 1,126 domestic franchise locations, 2,414 Rite Aid franchise store-within-a-store locations and 2,075 international locations. The Company now has 9,083 store locations worldwide.

For the quarter ended September 30, 2017, the Company generated net cash from operating activities of $76.7 million, a 97.4% increase compared with the prior year quarter of $38.9 million. The increase was primarily due to lower inventory (which increases free cash flow) through supply chain optimization. The Company launched a supply chain initiative at the end of 2016 which is now delivering quantifiable results. The initiatives include reductions in lead time, addressing slow moving items, and strengthening forecasting practices.  Additional focus has also been placed on consistency of in-stocks across all channels and testing store service improvements. Going forward, management sees ongoing opportunity to optimize inventory.

For the nine months ended September 30, 2017, the Company generated net cash from operating activities of $149.6 million and invested $26.2 million in capital expenditures. The Company generated free cash flow of $124.8 million (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions except for store acquisitions).

As of September 30, 2017, the Company’s cash and cash equivalents were $40.1 million, long-term debt was $1.4 billion and the Company had $246.1 million available under the Revolving Credit Facility.

Conference Call

GNC has scheduled a live webcast to report its third quarter 2017 financial results on October 26, 2017 at 8:30 a.m. Eastern time. To participate on the live call listeners in North America may dial (888) 778-9065 and international listeners may dial (719) 325-2281. In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through November 26, 2017.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

GNC connects customers to their best selves by offering a premium assortment of heath, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of September 30, 2017, GNC had approximately 9,000 locations, of which approximately 6,800 retail locations are in the United States (including approximately 2,400 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company's products; costs of compliance and any failure on management's part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; or failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Same store sales for company-owned stores include point-of-sale retail sales from all domestic stores which have been operating for twelve full months following the opening period. The Company is an omnichannel retailer with capabilities that allow a customer to use more than one channel when making a purchase, including in-store and through e-commerce channels which include its wholly-owned website GNC.com and third party websites (the sales from which are included in the GNC.com business unit) where product assortment and price are controlled by the Company, in which purchases are fulfilled by direct shipment to the customer from one of the Company's distribution facilities as well as third party e-commerce vendors. In-store sales are reduced by sales originally consummated online or through mobile devices and subsequently returned in-store. Sales of membership programs, including the new PRO Access loyalty program and former Gold Card program, which is no longer offered in the U.S., as well as the net change in the deferred points liability associated with the myGNC Rewards program, are excluded from same store sales.

Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. Corporate stores are included in same store sales after the thirteenth month following a relocation or conversion to a company-owned store.

The Company also provides retail comparable same stores sales of its franchisees as well as its Canada business if meaningful to current results. While retail sales of franchisees are not included in the Company's Consolidated Financial statements, the metric serves as a key performance indicator for its franchisees, which ultimately impacts wholesale sales and royalties and fees received from franchisees. The Company computes same store sales for its franchisees and Canada business consistent with the description of corporate same store sales above. Same store sales for international franchisees and Canada exclude the impact of foreign exchange rate changes relative to the U.S. dollar.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, adjusted to exclude impairment charges on long-lived assets, gains on refranchising and certain other expenses as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(unaudited)
Revenue	$609,469	$627,964	$1,895,301	$1,970,087
Cost of sales, including warehousing, distribution and occupancy	412,663	412,556	1,272,801	1,280,136
Gross profit	196,806	215,408	622,500	689,951
Selling, general, and administrative	150,961	148,392	465,575	430,448
Gains on refranchising	(230)	(383)	(384)	(18,283)
Long-lived asset impairments	3,861	3,045	23,217	3,045
Other loss (income), net	1,769	(539)	274	(441)
Operating income	40,445	64,893	133,818	275,182
Interest expense, net	16,339	15,360	48,300	45,078
Income before income taxes	24,106	49,533	85,518	230,104
Income tax expense	2,643	17,179	24,544	82,907
Net income	$21,463	$32,354	$60,974	$147,197
Earnings per share:
Basic	$0.31	$0.47	$0.89	$2.11
Diluted	$0.31	$0.47	$0.89	$2.10
Weighted average common shares outstanding:
Basic	68,354	68,190	68,296	69,808
Diluted	68,569	68,315	68,411	69,939

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share data)

	Three months ended September 30,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(unaudited)
Reported	$21,463	$0.31	$32,354	$0.47
Gains on refranchising	(230)	—	(383)	—
Long-lived asset impairments (1)	3,861	0.06	3,045	0.04
Loss on sale of Lucky Vitamin	1,696	0.02	—	—
SG&A (2)	4,062	0.06	9,526	0.14
Tax effect of items above	(2,671)	(0.04)	(4,394)	(0.06)
Reduction to valuation allowance on DTA (3)	(5,953)	(0.09)	—	—
Adjusted	$22,228	$0.32	$40,148	$0.59

Weighted average diluted common shares outstanding	68,569		68,315

	Nine months ended September 30,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(unaudited)
Reported	$60,974	$0.89	$147,197	$2.10
Gains on refranchising	(384)	(0.01)	(18,283)	(0.26)
Long-lived asset impairments (1)	23,217	0.34	3,045	0.05
Loss on sale of Lucky Vitamin	1,696	0.02	—	—
SG&A (2)	6,159	0.09	9,526	0.13
Tax effect of items above	(10,552)	(0.14)	3,261	0.05
Reduction to valuation allowance on DTA (3)	(5,953)	(0.09)	—	—
Adjusted	$75,157	$1.10	$144,746	$2.07

Weighted average diluted common shares outstanding	68,411		69,939

(1) Current quarter relates to under-performing stores, generally defined as those with historical and expected future losses or stores that management intends on closing in the near term, and includes the impact of Hurricane Maria on stores located in Puerto Rico. Prior year quarter relates to under-performing stores. Current year-to-date period includes $19.4 million in charges related to Lucky Vitamin.

(2) Current quarter includes $2.8 million of executive placement costs primarily related to make-whole stock-based compensation awards including the impact of accelerated vesting associated with a Section 83(b) tax election. Prior year quarter includes $4.5 million of severance expense associated with the departure of the former CEO. Current quarter and prior year quarter also include $1.3 million and $5.1 million in legal-related charges, respectively. Current year-to-date period also includes a $2.1 million legal-related charge.

(3) Relates to a a reduction to a valuation allowance based on a change in circumstances, which caused a change in judgment about the realizability of a deferred tax asset ("DTA") related to net operating losses.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	2017			2016
	Q1 3/31	Q2 6/30	Q3 9/30	Q1 3/31	Q2 6/30	Q3 9/30
Total same store sales	(3.9)%	(0.9)%	1.3%	(2.3)%	(3.9)%	(8.6)%
Drivers of same store sales:
Number of transactions	9.3%	12.3%	12.4%	(4.1)%	(5.5)%	(6.6)%
Average transaction amount	(12.1)%	(11.8)%	(9.9)%	1.8%	1.7%	(2.2)%
Contribution to same store sales:
Domestic retail same store sales	(3.6)%	(0.5)%	(1.2)%	(1.9)%	(3.4)%	(6.5)%
GNC.com contribution to same store sales	(0.3)%	(0.4)%	2.5%	(0.4)%	(0.5)%	(2.1)%
Total same store sales	(3.9)%	(0.9)%	1.3%	(2.3)%	(3.9)%	(8.6)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)
Current assets:
Cash and cash equivalents	$40,118	$34,464
Receivables, net	133,111	129,178
Inventory	534,427	583,212
Prepaid and other current assets	41,683	39,400
Total current assets	749,339	786,254
Long-term assets:
Goodwill	165,231	176,062
Brand name	720,000	720,000
Other intangible assets, net	101,485	111,229
Property, plant and equipment, net	207,578	232,292
Other long-term assets	25,398	30,005
Total long-term assets	1,219,692	1,269,588
Total assets	$1,969,031	$2,055,842
Current liabilities:
Accounts payable	$152,513	$179,933
Revolving credit facility	48,000	—
Current portion of term loan facility	—	12,562
Deferred revenue and other current liabilities	107,176	115,171
Total current liabilities	307,689	307,666
Long-term liabilities:
Long-term debt	1,381,906	1,527,891
Deferred income taxes	248,538	259,203
Other long-term liabilities	55,607	56,129
Total long-term liabilities	1,686,051	1,843,223
Total liabilities	1,993,740	2,150,889
Stockholders’ deficit:
Common stock	115	114
Additional paid-in capital	928,460	922,687
Retained earnings	777,457	716,198
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(5,392)	(8,697)
Total stockholders’ deficit	(24,709)	(95,047)
Total liabilities and stockholders’ deficit	$1,969,031	$2,055,842

The Company reclassified $12.9 million of deferred income taxes within total current assets to deferred income taxes within total long-term liabilities at December 31, 2016 to conform to the current year presentation in connection with the adoption of Accounting Standards Update 2015-17, which requires an entity to classify deferred tax assets and liabilities as noncurrent on the balance sheet.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2017	2016
	(unaudited)
Cash flows from operating activities:
Net income	$60,974	$147,197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	43,688	43,547
Amortization of debt costs	9,893	9,419
Stock-based compensation	6,025	7,191
Long-lived asset impairments	23,217	3,045
Gains on refranchising	(384)	(18,283)
Changes in assets and liabilities:
Decrease in receivables	1,204	3,519
Decrease (Increase) in inventory	43,468	(71,760)
(Increase) in prepaid and other current assets	(2,502)	(5,342)
(Decrease) Increase in accounts payable	(19,732)	35,700
(Decrease) Increase in deferred revenue and accrued liabilities	(18,769)	13,515
Other operating activities	2,486	1,999
Net cash provided by operating activities	149,568	169,747

Cash flows from investing activities:
Capital expenditures	(26,210)	(35,368)
Refranchising proceeds	3,410	30,306
Store acquisition costs	(1,930)	(1,918)
Net cash used in investing activities	(24,730)	(6,980)

Cash flows from financing activities:
Borrowings under revolving credit facility	177,500	197,000
Payments on revolving credit facility	(256,500)	(103,000)
Payments on term loan facility	(40,853)	(3,412)
Debt issuance costs	—	(1,712)
Proceeds from exercise of stock options	—	343
Gross excess tax benefit from stock-based compensation	—	162
Minimum tax withholding requirements	(252)	(1,126)
Cash paid for treasury stock	—	(229,169)
Dividends paid to shareholders	—	(41,613)
Net cash used in financing activities	(120,105)	(182,527)

Effect of exchange rate changes on cash and cash equivalents	921	501
Net increase (decrease) in cash and cash equivalents	5,654	(19,259)
Beginning balance, cash and cash equivalents	34,464	56,462
Ending balance, cash and cash equivalents	$40,118	$37,203

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Nine months ended September 30,
	2017	2016
	(unaudited)

Net cash provided by operating activities	$149,568	$169,747
Capital expenditures	(26,210)	(35,368)
Refranchising proceeds	3,410	30,306
Store acquisition costs	(1,930)	(1,918)
Free cash flow	$124,838	$162,767

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(unaudited)
Revenue:
U.S. and Canada	$507,108	$525,505	$1,603,447	$1,671,048
International	49,057	41,118	132,105	121,037
Manufacturing / Wholesale:
Intersegment revenues	58,037	53,016	175,335	172,603
Third-party	53,304	61,341	159,749	178,002
Subtotal Manufacturing / Wholesale	111,341	114,357	335,084	350,605
Total reportable segment revenues	667,506	680,980	2,070,636	2,142,690
Elimination of intersegment revenues	(58,037)	(53,016)	(175,335)	(172,603)
Total revenue	$609,469	$627,964	$1,895,301	$1,970,087
Operating income:
U.S. and Canada	$29,730	$65,292	$112,336	$256,142
International	16,768	14,676	46,908	41,428
Manufacturing / Wholesale	19,505	17,395	53,989	53,719
Total reportable segment operating income	66,003	97,363	213,233	351,289
Unallocated corporate costs and other	(25,558)	(32,470)	(79,415)	(76,107)
Total operating income	$40,445	$64,893	$133,818	$275,182

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Nine months ended September 30,
	2017	2016
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,513	3,584
Store openings	47	46
Acquired franchise stores(b)	46	16
Franchise conversions(c)	(2)	(96)
Store closings	(136)	(38)
End of period balance	3,468	3,512
Domestic Franchise:
Beginning of period balance	1,178	1,084
Store openings	22	21
Acquired franchise stores(b)	(46)	(16)
Franchise conversions(c)	2	96
Store closings	(30)	(16)
End of period balance	1,126	1,169
International(d):
Beginning of period balance	1,973	2,095
Store openings (e)	207	61
Store closings	(105)	(165)
End of period balance	2,075	1,991
Store-within-a-store (Rite Aid):
Beginning of period balance	2,358	2,327
Store openings	62	29
Store closings	(6)	(9)
End of period balance	2,414	2,347
Total Stores	9,083	9,019
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland (The Health Store) and China.
(e) Includes 145 stores-within-a-store in South Africa not formerly included in the store count due to being distribution points. Effective at the end of the third quarter of 2017, these stores were subject to royalties on retail sales and as a result, have been included in the store count.

Contacts:
Investors:    Matt Milanovich, Senior Director - Investor Relations, Analysis & Strategy , (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com